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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CROCS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Crocs, Inc.

6328 Monarch Park Place
Niwot, Colorado 80503

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 29, 2010

To the Stockholders of Crocs, Inc.:

        We will hold the 2010 Annual Meeting of Stockholders of Crocs, Inc. at our headquarters at 6328 Monarch Park Place, Niwot, Colorado, on June 29, 2010, at 9:00 a.m. Mountain Time.

        The meeting's purpose is to:

  1.
  elect three Class II directors;

  2.
  ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010; and

  3.
  consider any other matters that properly come before the meeting or any postponement or adjournment thereof.

        Only stockholders of record of our common stock at the close of business on April 30, 2010 are entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote.

        A list of the stockholders entitled to vote at the meeting will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 6328 Monarch Park Place, Niwot, Colorado 80503.

        All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting in person, please vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. Stockholders who are present at the Annual Meeting may withdraw their proxy and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

John McCarvel President and Chief Executive Officer

Niwot, Colorado
April 30, 2010

Crocs, Inc.

6328 Monarch Park Place
Niwot, Colorado 80503

2010 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

        This proxy statement will first be sent to stockholders on or about May 12, 2010. It is furnished to stockholders of Crocs, Inc., a Delaware corporation (the "Company," "we," "us," or "our"), in connection with the solicitation of proxies by our Board of Directors. The proxies being solicited will be voted at the 2010 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on June 29, 2010 at 9:00 a.m., Mountain time, at our headquarters at 6328 Monarch Park Place, Niwot, Colorado or at any postponement or adjournment thereof, for the purpose of voting on proposals as set forth herein as well as other business matters which may properly come before the meeting.

        Under the rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

GENERAL INFORMATION REGARDING ANNUAL MEETING

Record Date

        Stockholders of record at the close of business on April 30, 2010 are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 85,794,003 shares of our common stock outstanding. Each such share is entitled to one vote on each matter submitted to a vote at the Annual Meeting.

Quorum Requirements

        A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the outstanding shares entitled to vote generally in the election of directors must be present in person or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present for purposes of determining a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked WITHHOLD with respect to the ratification of our independent registered public accounting firm will be counted as present in determining whether there is a quorum.

 Vote Requirements

        If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on:

        Election of Directors:    The election of the director nominees will require a plurality of the votes cast in person or by proxy at the Annual Meeting. "Plurality" means that the nominees who receive the highest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Proxies marked withhold and broker non-votes will have no effect on the outcome of the election of directors. Cumulative voting is not permitted.

        Ratification of Appointment of Deloitte & Touche LLP:    The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010. Proxies marked ABSTAIN will have the effect of voting against this proposal. Broker non-votes will have no impact on the proposal.

        Approval of all Other Proposals:    With respect to any other matters properly brought before the Annual Meeting, the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the matter will be the act of the stockholders. Broker non-votes will have no effect on these proposals, and abstentions will have the effect of voting against these proposals.

Your Proxy

        Whether or not you are able to personally attend the Annual Meeting, you are encouraged to vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. Shares represented by properly executed methods, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the proxy. If no directions are specified, such proxies will be voted FOR each of the proposals described in this proxy statement and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

        If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. On routine matters, such as the ratification of the appointment of our independent registered public accounting firm, your broker will vote your shares for you at his or her discretion if you do not instruct your broker how to vote. For non-routine matters, such as the election of directors, your broker may not vote your shares without specific voting instructions from you.

Revocation

        Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) re-voting online at www.proxyvote.com, (ii) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Corporate Secretary, Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503 or (iii) voting in person at the Annual Meeting.

Attending the Annual Meeting

        You are invited to personally attend the Annual Meeting.

 Cost of Proxy Solicitation

        We will bear the entire cost of this proxy solicitation. We may reimburse brokers, custodians, nominees and other fiduciaries for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made personally or by mail or telephone by our directors, officers and other employees, who will receive no additional compensation for such services.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our Board of Directors currently consists of seven members divided into three classes, with each director elected to a three-year term. Class II consists of Raymond D. Croghan, Peter Jacobi and Richard L. Sharp, whose terms will expire at the Annual Meeting. Class III consists of Thomas J. Smach and John McCarvel, whose terms will expire at the annual meeting to be held in 2011. Class I consists of Ronald L. Frasch and W. Stephen Cannon, whose terms will expire at the annual meeting to be held in 2012. Under our amended and restated bylaws, each of our directors holds office until his or her successor has been elected and qualified or until such director's earlier death, resignation, disqualification or removal.

        Upon the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated Messrs. Croghan, Jacobi and Sharp for election as Class II directors to serve for a three-year term expiring at the 2013 annual meeting of stockholders.

        A stockholder cannot vote for more than three nominees. Each of the director nominees has consented to serve for a three-year term. We do not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or will not serve for any reason, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Class II Director Nominees

        Raymond D. Croghan (Class II), age 60, has served as a member of our Board of Directors since August 2004. Since 1999, Mr. Croghan has been retired. From 1991 to 1999, Mr. Croghan managed Croghan & Associates, Inc., a healthcare information technology consulting firm, which merged with Margolis Health Enterprise to form The TriZetto Group. Mr. Croghan serves on the boards of directors of several privately-held companies. We believe Mr. Croghan's executive and business expertise give him the qualifications and skills to serve as a director.

        Peter Jacobi(Class II), age 66, has served as a member of our Board of Directors since October 2008. Mr. Jacobi was employed by Levi Strauss & Company ("Levi Strauss"), a jeans and casual wear manufacturer, from 1970 until his retirement in 1999. During his nearly 30-year tenure at Levi Strauss, Mr. Jacobi held various senior levels positions, including President of the Men's Jeans Division, President of Global Sourcing, President of Levi Strauss International, and from 1996 until his retirement, President and Chief Operating Officer. We believe that Mr. Jacobi's executive and business expertise, including his background at Levi Strauss, which is in a similar industry to ours, give him the qualifications and skills to serve as a director.

        Richard L. Sharp (Class II), age 63, has served as the Chairman of our Board of Directors since April 2005. From 1982 to 2002, Mr. Sharp served in various positions with Circuit City Stores, Inc., a retailer of consumer electronics, most recently as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002. Mr. Sharp served as Chairman and Chief Executive Officer of CarMax, Inc., the nation's largest specialty retailer of used cars and light trucks, from 1994 to 2000 and Chairman from October 2002 to June 2007. In 1992, he was a founding investor of Flextronics International ("Flextronics"), a NASDAQ-listed (Nasdaq: FLEX) leading Electronics Manufacturing Services (EMS) provider. He served as a director of Flextronics from 1993 to October 2008 and as Chairman of the Board from January 2003 to January 2006. We believe that Mr. Sharp's executive and business expertise, including his diversified background in manufacturing and retail companies, give him the qualifications and skills to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL
OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

Information About Continuing Directors

        Thomas J. Smach (Class III), age 49, has served as a member of our Board of Directors since April 2005. Mr. Smach is currently a co-founding partner of Riverwood Capital Management, a private equity firm. From January 2005 to June 2008, Mr. Smach served as the Chief Financial Officer of Flextronics. From April 2000 to December 2004, Mr. Smach served as Senior Vice President—Finance of Flextronics. From 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000 ("The Dii Group"). Mr. Smach is a certified public accountant and also serves on the Board of Directors of ADVA AG Optical Networking, a publicly-traded company in Germany. We believe Mr. Smach is qualified to serve on our board of directors and serve as chair of our audit committee based on his executive experience with public companies and his financial and accounting expertise as described above.

        John P. McCarvel (Class III), age 53, was appointed as a director effective March 1, 2010. He has served as our President and Chief Executive Officer since March 1, 2010 and, prior to that appointment, he served as our Chief Operating Officer and Executive Vice President since February 2007. Previously, Mr. McCarvel served as our Senior Vice President—Global Operations from October 2005 to February 2007 and as our Vice President—Asian & Australian Operations from January 2005 to September 2005, after providing consulting services to us during 2004. From October 2001 to January 2005, Mr. McCarvel served as Vice President for the Design, Test and Semiconductor division of Flextronics, where he was responsible for building Flextronics' engineering infrastructure in Asia and growing Flextronics' business in the region. From 1999 to October 2001, he served as President of U.S. Operations and Senior Vice President of Worldwide Sales and Marketing for Singapore Technology Assembly Test Services Ltd., a semiconductor services company. He previously worked in executive level positions with Micron Custom Manufacturing Services, Inc., a manufacturer of electronic products for computing and digital applications, and The Dii Group. We believe Mr. McCarvel's executive, financial and business expertise, including his extensive history working for us, as well as his background in manufacturing and retail, give him the qualifications and skills to serve as a director.

        Ronald L. Frasch (Class I), age 61, has served as a member of our Board of Directors since October 2006. Since February 2007, Mr. Frasch has served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer. He held the post of Vice Chairman and Chief Merchant of Saks Fifth Avenue from November 2004 until January 2007. From January 2004 to November 2004, Mr. Frasch was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as Chairman and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer and distributor of fine men's and women's clothing, sportswear and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996. We believe Mr. Frasch's executive and business expertise, including his diversified background in retail and consumer products, give him the qualifications and skills to serve as a director.

        W. Stephen Cannon (Class I), age 58, was appointed as a member of our Board of Directors in February 2009. Since 2005, he has served as the Chairman of Constantine Cannon LLP, a law firm, and the Managing Partner of Constantine Cannon's Washington D.C. office. From 1994 to 2005, Mr. Cannon was the Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc., a retailer of consumer electronics, which, at the time, was publicly traded on the New York Stock Exchange. Prior to joining Circuit City Stores, Inc., Mr. Cannon served as a partner at the law firm of Wunder, Diefenderfer, Ryan, Cannon and Thelen and spent 10 years in government service, including serving as Chief Antitrust Counsel to the United States Senate Judiciary Committee. We believe Mr. Cannon's executive, legal and business expertise, including his background as a general counsel of a public company, give him the qualifications and skills to serve as a director.

EXECUTIVE OFFICERS

        In addition to John McCarvel, our President and Chief Executive Officer, whose biographical information is disclosed above under "Election of Directors," our executive officers as of March 31, 2010 include the following individuals:

Name	Age	Position(s)
Daniel P. Hart	51	Executive Vice President, Chief Legal and Administrative Officer
Russell C. Hammer	53	Chief Financial Officer, Senior Vice President—Finance and Treasurer

        Daniel Hart has served as our Executive Vice President, Chief Legal and Administrative Officer since January 1, 2010. From May 2009 through December 2009, he served as our Executive Vice President of Administration and Corporate Development. Prior to joining us, Mr. Hart was employed by Océ North America, a digital printing and document management division of Océ, N.V., a manufacturing and engineering company publicly traded on the Euronext Amsterdam stock exchange, where he served as Senior Vice President and General Counsel from 2006 to 2009. From 2004 to 2006, Mr. Hart served as Senior Vice President—General Counsel and Human Resources for Invensys Controls, a global manufacturing and engineering operation within Invensys plc, a public U.K. conglomerate. From 2002 to 2004, Mr. Hart served as Chief Staff Officer for the Development Division of Invensys, a large portfolio of disposal companies within Invensys plc. Previously, Mr. Hart's experience included service in senior legal positions at Dictaphone Corporation and Brooke Group Ltd. and private legal practice New York City. He was an executive officer of Dictaphone Corporation in Nov 2000 when it filed for protection under Chapter 11 of the U.S. bankruptcy code.

        Russell C. Hammer has served as our Chief Financial Officer, Senior Vice President of Finance and Treasurer since January 2008. Prior to joining us, Mr. Hammer was employed for 28 years at Motorola, Inc. ("Motorola"), a global supplier of wireless handsets and mobile communication products. Mr. Hammer served as Chief Financial Officer and Corporate Vice President of Motorola's Connected Home Solutions Business from April 2005 to August 2007. From August 2002 to March 2005, he served as Chief Audit Officer for Motorola, and from August 1998 to July 2002, he served as the Chief Financial Officer of the Asia Cellular Subscriber Business of Motorola. Mr. Hammer also served as the Chief Financial Officer of the Global Subscriber Paging Business and in other executive roles for Motorola's various divisions during his tenure with the company.

 BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2010 by:

  •
  each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

  •
  each current director or nominee;

  •
  each of the named executive officers listed in the Summary Compensation Table below (each, an "NEO"); and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the Securities and Exchange Commission ("SEC") rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days after March 31, 2010, are deemed to be outstanding and beneficially owned by that person. In addition, shares that are required to be issued by us to any person pursuant to a restricted stock award agreement within 60 days after March 31, 2010 are also deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

        Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage ownership is based on 85,704,194 shares of our common stock outstanding on March 31, 2010. Unless otherwise indicated below, the address for each person who owns more than 5% of our voting securities and for each director and named executive officer listed below is in care of Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percent
5% Stockholders:
Blackrock, Inc.(1)	6,345,077	7.4%
Directors:
Richard L. Sharp(2)	1,577,880	1.8%
Peter Jacobi	70,910	*
Thomas J. Smach(3)	264,320	*
Raymond D. Croghan(4)	231,785	*
W. Stephen Cannon	52,409	*
Ronald L. Frasch	61,914	*
Officers:
John P. McCarvel(5)	534,175	*
John Duerden(6)	368,920	*
Ron Snyder(7)	1,267,333	1.5%
Russell C. Hammer(8)	163,288	*
Daniel Hart	154,500	*
Erik Rebich (9)	290,900	*
All current directors and executive officers as a group (11 persons)(10)	3,424,884	4.0%

*
Less than 1%

(1)
Based solely on a Schedule 13G filed with the SEC on January 29, 2010. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York, 10055.

(2)
Shares beneficially owned include 352,430 shares subject to options exercisable within 60 days of March 31, 2010, 874,520 shares beneficially owned by The RLS Trust, 87,610 shares beneficially owned by BES & RS, LLC, 87,610 shares beneficially owned by EGG & RS, LLC, 87,610 shares beneficially owned by RBG & RS, LLC, 29,200 shares beneficially owned by CSS & RS, LLC, and 58,400 shares beneficially owned by the April S. Garnett Irrevocable Trust (GS). Mr. Sharp is the sole trustee of The RLS Trust and the April S. Garnett Irrevocable Trust (GS) and is the sole manager of each of BES & RS, LLC, EGG & RS, LLC, and RBG & RS, LLC and CSS & RS, LLC, and he exercises voting and investment power over all of the shares beneficially owned by each trust and each company. The address for Mr. Sharp is 9020 Stony Point Parkway, #180, Richmond, VA 23235.

(3)
Shares beneficially owned include 234,420 shares subject to options exercisable within 60 days of March 31, 2010 and 4,400 shares held as custodian for Mr. Smach's two children under the New York Uniform Gifts to Minors Act. Mr. Smach exercises voting and investment power over the shares.

(4)
Shares beneficially owned include 163,510 shares subject to options exercisable within 60 days of March 31, 2010 and an aggregate of 4,960 shares of common stock beneficially owned by two trusts for the benefit of Mr. Croghan's two daughters. Mr. Croghan's spouse is the trustee of both trusts and she exercises sole voting and investment power over the shares. Mr. Croghan disclaims beneficial ownership of such shares.

(5)
Mr. McCarvel was appointed as our President and Chief Executive Officer and a director effective March 1, 2010. Shares beneficially owned include 173,711 shares subject to options exercisable within 60 days of March 31, 2010 and 360,464 shares held jointly with his spouse.

(6)
Mr. Duerden was appointed as our President and Chief Executive Officer and a director effective March 18, 2009 and resigned from these positions effective March 1, 2010. Pursuant to Mr. Duerden's Separation Agreement, described in further detail in "Employment Agreements" later in this document, 100,000 shares of restricted stock and 100,000 stock options vested on an accelerated basis as of March 31, 2010.

(7)
Mr. Snyder resigned as our President and Chief Executive Officer effective March 16, 2010 and resigned as a Board member effective June 30, 2010. Pursuant to Mr. Snyder's Separation Agreement, described in further detail in "Employment Agreements" later in this document, we accelerated the vesting of certain options to purchase our common stock as well as restricted stock awards.

(8)
Shares beneficially owned include 53,229 shares subject to options exercisable within 60 days of March 31, 2010.

(9)
Shares beneficially owned include 96,226 shares subject to options exercisable within 60 days of March 31, 2010. Mr. Rebich resigned as our Vice President, General Counsel and Secretary on December 31, 2009. His options continue to vest during the term of his consulting relationship with us.

(10)
Shares beneficially owned include 780,063 shares of common stock subject to options issued to seven directors and 323,166 shares of common stock subject to options issued or restricted stock awards granted to five named executive officers that are exercisable or issuable within 60 days of March 31, 2010.

 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board Composition

        Our Board of Directors currently consists of seven members divided into three classes, with each director elected to a three-year term. Under our amended and restated bylaws, each of our directors holds office until his or her successor is elected and qualified or until such director's earlier death, resignation, disqualification or removal.

        At each annual meeting of stockholders, the successors to directors whose terms expire at such meeting will be elected, or such directors will be re-elected, and will serve from the time of election and qualification until the third annual meeting following their election or until their successors are duly elected and qualified. The current authorized number of directors is seven. The authorized number of directors may be changed by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board can be filled by resolution of the Board of Directors.

        NASDAQ listing standards require that our Board of Directors have a majority of independent directors. The Board of Directors has determined that all of the current non-management members of our Board of Directors (Messrs. Sharp, Jacobi, Smach, Croghan, Cannon and Frasch) are independent directors as defined by NASDAQ listing standards. The Board makes a determination regarding the independence of each director annually based on the relevant facts and circumstances. Applying the standards and independence criteria defined by the NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

        During 2009, the Board of Directors met eleven times and acted by written consent once. All directors attended 75% or more of the meetings of the Board of Directors and the meetings of the committees of the Board on which they serve, with the exception of Mr. Croghan, who attended one of the three Audit Committee meetings occurring before February 24, 2009, when he left the Audit Committee. The independent directors of the Board hold executive sessions without members of management present. We encourage, but do not require, our directors to attend the annual meeting. Messrs. Sharp, Cannon, Croghan, Duerden, Frasch, Jacobi and Smach attended our 2009 annual meeting of stockholders.

        Stockholders who wish to communicate with the Board of Directors or with specified individual directors may do so by mailing such written communication to: Corporate Secretary, Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines requires the attention of the Board or such individual director. The Board or an individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Board Leadership

        The Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in our best interests to make that determination based on our current circumstances. The Board has determined that an independent director serving as Chairman is in the best interests of our stockholders at this time. This structure ensures a greater role of independent directors in the active oversight of our management and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations.

Risk Oversight

        The Board of Directors oversees our risk management activities. The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The Audit Committee oversees the our procedures for the receipt, retention and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The Compensation Committee also oversees risks relating to our compensation plans and programs. The Compensation Committee reviewed and considered our compensation policies and programs in light of the board of directors' risk assessment and management responsibilities and will do so in the future on an annual basis. The Compensation Committee believes that we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.

        Our Director of Internal Audit coordinates the day-to-day risk management process for us and reports directly to the Chief Financial Officer and to the Audit Committee. The Director of Internal Audit updates the Audit Committee at least quarterly and updates the full Board at least annually regarding our risk analyses and assessments and risk mitigation strategies and activities. In addition, our Treasury Director updates the Audit Committee at least annually, or more frequently as needed, regarding our Directors and Officers Insurance program. The Treasury Director also updates the Audit Committee at least annually, or more frequently as needed, regarding certain financial risks.

Board Committees

        Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has established the following committees:

        Audit Committee.    Messrs. Smach (Chairman), Frasch and Jacobi are the current members of our Audit Committee. Mr. Croghan served as an Audit Committee member until February 24, 2009. The Audit Committee met ten times in 2009. The functions of the Audit Committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications and independence of our independent auditors and the performance of our internal audit function. Our Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The purpose and responsibilities of our Audit Committee are set forth in the Audit Committee Charter, which was amended and restated by our Board of Directors on February 18, 2008. The amended and restated Audit Committee Charter can be found on our website at www.crocs.com.

        All of the members of the Audit Committee are independent, as determined in accordance with NASDAQ listing standards and relevant federal securities laws and regulations. Our Board of Directors has determined that Mr. Smach qualifies as an "audit committee financial expert" as defined by the applicable regulations of the SEC.

        Compensation Committee.    Messrs Croghan (Chairman), Sharp and Cannon are the current members of our Compensation Committee. The Compensation Committee met thirteen times in 2009. The Compensation Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee is also responsible for approving our Compensation Discussion and Analysis for inclusion in our proxy statement. The purpose and responsibilities of our

Compensation Committee are set forth in the Compensation Committee Charter, which was approved by our Board of Directors on June 30, 2005. The Compensation Committee Charter can be found on our website at www.crocs.com. All of the current members of the Compensation Committee are independent, as determined in accordance with NASDAQ listing standards and relevant federal securities laws and regulations.

        Role of the Compensation Committee.    The Compensation Committee has the authority to establish and monitor our executive compensation programs and to make decisions regarding the compensation of each of the executive officers named in the Summary Compensation Table set forth later in this document ("named executive officer" or "NEO"). The Compensation Committee sets the Chief Executive Officer's compensation. The Compensation Committee also reviews the recommendations of the Chief Executive Officer with respect to compensation of the other NEOs and, after reviewing such recommendations, sets the compensation of the other NEOs. The Compensation Committee also monitors, administers and approves awards under our various incentive compensation plans for all levels of our employees, including awards under our 2007 Equity Incentive Plan and 2008 Cash Incentive Plan.

        The Compensation Committee relies on its judgment in making compensation decisions after reviewing our performance and evaluating each executive's performance against established goals, leadership ability and responsibilities, and current compensation arrangements. When setting total compensation for each of the NEOs, the Compensation Committee reviews the NEO's current compensation, which includes equity and non-equity based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of comparative companies. The compensation program for NEOs and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

        Role of Consultants.    During 2008, the Compensation Committee and management engaged a third party consultant, Mercer, to provide an overall evaluation of our NEO compensation, including a comparison against our peers, on elements of compensation including base pay, performance based bonuses and long-term equity awards. The peer group information, which includes peers utilized in 2007 (detailed in Executive Compensation and Analysis later in this document), was collected and presented to the Compensation Committee by Mercer in 2008. Considering the data in the study, the Compensation Committee awarded restricted stock awards and stock options late in 2008 to certain NEOs, which the Compensation Committee deemed sufficient to address the near-term retention imperatives of its key executives. In 2009, the Compensation Committee determined that no additional restricted stock awards or stock option grants were required. As a result, the only stock option and restricted stock awards granted to NEOs in 2009 were to new NEOs (Messrs. Duerden and Hart) with the exception of Mr. Snyder, who did not receive a grant in late 2008.

        In 2010, the Compensation Committee and management engaged a third party consultant, Buck Consultants, to provide an evaluation of the 2010 executive bonus plan and other executive compensation matters. While the 2010 executive bonus plan was approved, the result of the review by Buck Consultants is not yet final. (See "Compensation Discussion and Analysis" for further description of 2010 bonus metrics.)

        Employment and Severance Agreements.    Certain of our NEOs have employment agreements, as described more fully later in this document. In addition, unvested options and restricted stock may become vested on a change in control pursuant to individual option or restricted stock award agreements. The NEOs serve at the will of the Board, which enables us to terminate their employment with discretion and to determine the terms of any severance. This is consistent with our performance-based employment and compensation philosophy.

        Governance and Nominating Committee.    Our Governance and Nominating Committee currently consists of Messrs. Sharp (Chairman) and Cannon. The Governance and Nominating Committee met twice in 2009. The Governance and Nominating Committee assists our Board of Directors in promoting the best interests of the Company and our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Governance and Nominating Committee identifies individuals qualified to become board members and recommends to our Board of Directors the director nominees for election at each annual meeting of stockholders. It also reviews the qualifications and independence of the members of our Board of Directors and its various committees and makes any recommendations the Governance and Nominating Committee members may deem appropriate concerning any recommended changes in the composition of our Board of Directors and its committees. The Governance and Nominating Committee also recommends to our Board of Directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews the provisions of the Governance and Nominating Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements of NASDAQ. The Governance and Nominating Committee also monitors and leads our Board of Directors in its annual review of our Board of Directors' performance.

        The purpose and responsibilities of our Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter, which was approved by our Board of Directors on June 30, 2005. The Governance and Nominating Committee Charter can be found on our website at www.crocs.com. All of the members of the Governance and Nominating Committee are independent, as determined in accordance with the NASDAQ listing standards.

        Director Nomination Process.    In identifying potential director candidates, the Governance and Nominating Committee relies on recommendations from a number of sources, including current directors and officers. The Governance and Nominating Committee may also hire outside consultants, search firms or other advisors to assist in identifying director candidates. The Governance and Nominating Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Governance and Nominating Committee may do so by submitting a written recommendation to the Governance and Nominating Committee in accordance with the procedures set forth under "Stockholder Proposals and Nominations for 2011 Annual Meeting."

        In evaluating a candidate for director, the Governance and Nominating Committee considers, among other things, the candidate's judgment, knowledge, integrity, business and industry experience, and expertise, which are likely to enhance the Board of Directors' ability to govern our affairs and business. The Governance and Nominating Committee also takes into account independence requirements imposed by law or regulations (including the NASDAQ listing standards). In the case of director candidates recommended by stockholders, the Governance and Nominating Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

Code of Business Conduct and Ethics and Committee Charters

        We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive, financial and accounting officers. The Amended and Restated Code of Business Conduct and Ethics is posted on our website at www.crocs.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Amended and Restated Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by posting such information on our website. The Audit Committee Charter, Compensation Committee Charter and

Governance and Nominating Committee Charter are also available on our website at www.crocs.com. Any person may request a copy of the Amended and Restated Code of Business Conduct and Ethics or committee charters free of charge by submitting a written request to: Corporate Secretary, Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503.

Compensation of Directors

        The table below summarizes the total compensation paid or earned by each of the non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
W. Stephen Cannon	$80,000	$99,999	$—	$179,999
Raymond D. Croghan	62,500	184,997	—	247,497
Ronald L. Frasch	60,000	179,999	—	239,999
Peter Jacobi	60,000	179,999	—	239,999
Richard L. Sharp	63,750	224,996	17,964	306,710
Thomas J. Smach	110,000	150,001	—	260,001

(1)
Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year, valued in accordance with ASC Topic 718 "Compensation—Stock Compensation" ("ASC Topic 718"). Assumptions used in the calculations of these amounts are included in Footnote 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. For Mr. Sharp, amount includes approximately $40,000 related to a one-time grant he received for the additional services he performed during the transition of Mr. Duerden as Chief Executive Officer. Also included above is approximately $100,000 related to the annual stock grant made to each director, with the balance for certain directors who elected to receive a portion of their cash compensation in stock.

        As of December 31, 2009, each non-employee director had the following number of stock options and unvested shares of restricted stock outstanding. All information regarding options outstanding have been restated, as appropriate, to reflect to the 2-for-1 stock split that occurred on June 14, 2007, which was effected as a 100% common stock dividend distributed on that date.

	Options Outstanding at December 31, 2009	Unvested Restricted Stock Awards Outstanding at December 31, 2009
W. Stephen Cannon	—	—
Raymond D. Croghan	163,510	11,905
Ronald L. Frasch	—	11,205
Peter Jacobi	—	11,205
Richard L. Sharp	370,430	11,905
Thomas J. Smach	268,623	7,004

        On June 25, 2009, the Board of Directors approved a new compensation plan for non-employee directors, effective as of that date. Pursuant to the plan, each of our non-employee directors receives $80,000 in annual compensation (a) in cash (payable quarterly in $20,000 installments), (b) in shares of restricted stock (based on the fair market value of our common stock on the date of grant) that vest in four successive quarterly installments from the date of grant or (c) in a combination of cash and restricted stock, at the election of each non-employee director. During 2009, Mr. Sharp, Mr. Frasch, Mr. Jacobi and Mr. Croghan elected to receive their director compensation in stock, Mr. Cannon elected to receive his director compensation in cash, and Mr. Smach elected to receive a portion of his director compensation in stock and a portion in cash. In addition, each non-employee director is awarded an annual grant of $100,000 of our common stock based on the fair market value of our common stock on the date of grant.

        In addition to the annual compensation and annual grant of common stock described above, the Chairman of the Board is awarded an annual option to purchase 10,000 shares of the our common stock at an exercise price equal to the fair market value of the shares on the date of grant. This option will vest and become exercisable in four equal installments on the respective dates of each of the four annual meetings of stockholders following the year of grant. In 2009, Mr. Sharp, our Chairman of the Board, also received a one-time grant of $40,000 of our common stock, based on the closing price of our common stock on June 25, 2009, for the additional services he performed during the transition of our Mr. Duerden as Chief Executive Officer.

        The chairperson of the Audit Committee receives an additional $50,000 and each of the chairpersons of the Compensation Committee and the Governance and Nominating Committee receives an additional $5,000 in annual compensation. Similarly to the payment of the annual compensation to non-employee directors, each chairperson may elect to receive his or her additional annual compensation in cash, in restricted stock or in a combination of cash and restricted stock.

        All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables within this section. This discussion will focus on our objectives, principles, practices and decisions with respect to the compensation of the following named executive officers (the "NEOs"):

  •
  John P. McCarvel, Director, Chief Executive Officer and President and former Chief Operating Officer and Executive Vice President

  •
  John H. Duerden, former Director, Chief Executive Officer and President

  •
  Ronald R. Snyder, former Director, Chief Executive Officer and President

  •
  Daniel Hart, Executive Vice President of Administration and Corporate Development

  •
  Russell C. Hammer, Chief Financial Officer, Senior Vice President—Finance and Treasurer

  •
  Erik Rebich, former Vice President, General Counsel and Secretary

        Note that Mr. McCarvel served as our Chief Operating Officer and Executive Vice President from February 2007 to March 1, 2010, when he was appointed as our President and Chief Executive Officer and as a Director. Mr. Duerden served as our President and Chief Executive Officer and as a Director from March 18, 2009 to March 1, 2010, when he resigned from all of these positions. Mr. Snyder served as our President and Chief Executive Officer until March 16, 2009 and ceased to serve as an executive officer on such date. Mr. Snyder also served as a Director until June 30, 2009, when he resigned from the Board of Directors.

Executive Compensation Objectives and Principles

        The overall objective of our executive compensation program is to create long-term value for our stockholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our stockholders. Accordingly, our executive compensation program incorporates the following principles:

  •
  Compensation should be based on individual job responsibility, demonstrated leadership ability, management experience, individual performance and our performance. Employees in positions of leadership and broad responsibility are generally compensated by elements that are linked to our overall performance and stockholder returns.

  •
  Compensation should reflect the fair market value of the services received. We believe that a fair and competitive pay package for our NEOs is essential to attract and retain talented executives in key positions.

  •
  Compensation is designed to reward NEOs based on both our short-term and long-term performance. Base pay is tied to individual performance and market conditions for similar positions. Bonuses are tied to achievement of short-term quantitative performance goals that we believe closely correlate to share value. Long-term performance is rewarded through equity-based awards such as stock options, the value of which depends on future share prices, and the realization of which is contingent on satisfaction of vesting schedules requiring continued service with us.

  •
  Compensation should foster long-term focus. Compensation is designed to align executives' interests with those of our stockholders. A significant percentage of total compensation is allocated to non-cash compensation as a result of this philosophy. We do not use an exact formula for allocating between cash and non-cash compensation.

        The Compensation Committee forms its judgments regarding the levels and component mix of executive compensation by considering the market competition for executive talent, the risk to an executive inherent in employment with a company that has a relatively short operating history, and our financial goals. For the year ended December 31, 2009, we awarded cash incentive bonuses due to our financial performance during the year. Specifically, cash incentive bonuses for our NEOs were payable contingent upon the achievement of certain milestones related to growth in our diluted earnings per share.

Elements of Compensation

        Our executive compensation objectives and principles are implemented through the use of the following elements of compensation, each of which is discussed more fully below:

  •
  Base Pay

  •
  Performance-Based Bonus

  •
  Long-Term Equity Awards

  •
  Other Personal Benefits

        Our executive compensation program seeks to attract, retain, and motivate exemplary executive talent who are able to succeed in our fast paced, rapidly evolving company. Our executive compensation program also seeks to hold our executives accountable and reward them appropriately for successful business results. We are firmly committed to our stockholders and our executive compensation program is structured to align our executives' compensation with our stockholders' interests. To meet each of these objectives, our core executive compensation program encompasses base salaries, annual performance-based incentive compensation and long term equity incentive awards. We believe that the total compensation opportunities offered to our executives are sufficient to reduce the need for anything other than executive perquisites (which are detailed later in this report) or enhanced benefit programs beyond those that are typically available to all other employees.

        The Compensation Committee does not utilize an exact calculation in determining the break-down of NEO compensation among base pay, annual performance-based bonus and long-term equity awards; rather, the Compensation Committee takes into consideration all forms of compensation. Because we are a rapidly evolving company, we believe that a substantial portion of each NEO's compensation should be in the form of annual performance-based bonus and equity awards. In general, base pay of the NEOs is set at levels where we are competitive with our market peers of the S&P 600 Footwear Index and two similar companies due to either their multi-brand business model or similar growth patterns (collectively, "Peers"), with the expectation that shortfalls in base pay, if any, will be recouped through performance bonuses should our performance entitle the NEO to receive performance bonuses. The Peers and the criteria for their inclusion are listed below:

Company	Criteria
Brown Shoe Co., Inc.	S&P 600 Footwear
K-Swiss, Inc.	S&P 600 Footwear
Quiksilver, Inc.	Similar Multi-Brand Business Model
Skechers USA, Inc.	S&P 600 Footwear
Stride Rite CP	S&P 600 Footwear
Timberland Co.	S&P 600 Footwear
Under Armour, Inc.	Similar Growth Pattern
Wolverine World Wide, Inc.	S&P 600 Footwear

        Base Pay.    The Compensation Committee established base pay in 2009 by considering the size of our operations, the responsibilities of the NEOs and the competitive marketplace for executive talent in similar positions. The Compensation Committee sets the base pay of the Chief Executive Officer. Base pay for other NEOs is set by the Compensation Committee after reviewing the recommendation of the Chief Executive Officer. Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility and other factors. During 2009, we entered into employment agreements with Messrs. Duerden, Hart and McCarvel which set forth base pay and performance-based bonus targets, among other things. The salary and bonus targets set forth in those agreements were determined based on the needs of the Company, the level of responsibility of each NEO's position, and the amount required to attract (in the case of Messrs. Duerden and Hart) and retain (in the case of Mr. McCarvel) talented NEOs.

        Performance-Based Bonuses.    In an effort to encourage achievement of our performance objectives, the amount of potential bonus to be paid to the NEOs for the year upon achievement of these performance objectives is set at a level which the Compensation Committee believes is in excess of the bonuses paid by our Peers. The combination of base pay and performance-based bonuses is intended to result in an aggregate rate of salary and bonus compensation exceeding competitive market standards when we exceed the performance objectives set by the Compensation Committee. The Compensation Committee believes that a compensation plan exceeding competitive market standards offers NEOs additional incentive to outperform our Peers and ensures that we attract and retain talented NEOs.

        For 2009, the target bonus amount for each NEO was expressed as a percentage of the NEO's base pay ranging up to 200% contingent on us achieving certain operating loss, net cash, receivables, inventory and working capital targets, with 50% of the target bonus contingent upon achieving an improvement of $24 million over the aggregate operating loss earned during our 2008 fiscal second, third and fourth quarters, and 12.5% each upon achieving each of the following: a net cash target of $49.3 million, a receivables target of $48.8 million, an inventory target of $94.1 million and a working capital target of $136.5 million. These targets did not anticipate the effect of one-time items, including, but not limited to, impairments, restructuring and additional expense related to the 2008 Tender Offer. If we did not reach the minimum targets, the NEOs would not have been eligible for that portion of the bonus. The percentages were determined by the Compensation Committee based on the estimated contribution and responsibility of the individual NEO. The Compensation Committee also takes into consideration the inherent employment risk accepted by an officer of a rapidly evolving company with a limited operating history. The Compensation Committee has discretion to depart from the formula in approving the bonuses and decrease bonuses after general results are known.

        After reviewing 2009 actual results, the Compensation Committee determined that our NEOs would be paid bonuses at 50% of target. Our annual performance-based bonuses are paid pursuant to our 2008 Cash Incentive Plan. This plan qualifies as a performance-based compensation plan in accordance with Section 162(m) of the Internal Revenue Code (hereafter referred to as "the Code"). See "Deductibility of Executive Compensation" below for further discussion.

        In March 2010, the Compensation Committee approved bonus metrics for the 2010 fiscal year. Under the approved 2010 bonus metrics, the bonus amount for each NEO is expressed as a percentage of the NEO's base pay ranging up to 175% contingent upon us achieving certain sales growth, earnings per share, inventory turnover and net unrestricted cash targets (net of short- and long-term debt). These targets are weighted, with 50% of the target bonus contingent upon achieving our GAAP earnings per share target, 20% contingent upon achieving our sales growth target, and 15% each contingent upon achieving our inventory turnover and net unrestricted cash targets.

        Senior Executive Deferred Compensation Plan.    Certain senior executives, including NEOs, are eligible to participate in the 2007 Senior Executive Deferred Compensation Plan (the "Senior Executive Plan"). Under the Senior Executive Plan, a participant may defer all or a part of his or her bonus amount exceeding 200% of such participant's target bonus in accordance with the applicable deferral agreement executed by the participant. The deferred compensation is credited to a deferral account established for each participant under the Senior Executive Plan for recordkeeping purposes. Under the Senior Executive Plan, we established an irrevocable trust into which we are required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant's deferral account, less any applicable taxes required to be withheld. In 2008, Messrs. Snyder and McCarvel elected to participate in the Senior Executive Plan and deferred $1.6 million and $640,000, respectively, of their 2007 performance-based bonuses. The deferred bonus for Mr. McCarvel will vest ratably on a quarterly basis over a three year period, with a pro rata amount vesting on each calendar quarter, providing a long-term retention incentive. The deferred bonus for Mr. McCarvel will be 100% vested upon a change of control (as defined in the Senior Executive Plan) if he is employed at that time or if his employment is terminated as a result of death or disability. Mr. Snyder resigned from his position as President and Chief Executive Officer effective March 2009, and, pursuant to his June 2009 separation agreement, he was paid the vested and unvested portion of his deferred compensation, which totaled $2.1 million.

        Long-Term Equity Awards.    Discretionary long-term equity awards, in the form of stock options and restricted stock, are granted annually, at the Compensation Committee's discretion, to the NEOs in order to provide long-term performance-based compensation, to encourage the NEOs to continue their employment throughout the vesting periods of the awards, and to align management and stockholder interests. The Compensation Committee considers the number of shares in the grant and the appropriate combination of equity-based awards in making NEO grant decisions. For 2009, the amount of long-term equity awards granted to NEOs was based on the Compensation Committee's assessment of each NEO's expected future contributions, giving consideration to recent grants made in late 2008.

In 2009, the Compensation Committee approved stock option and restricted stock grants for the NEOs as listed below:

Name	2009 Stock Option Awards: Number of Securities Underlying Options (#)	2009 Restricted Stock Awards: Number of Securities Underlying Options (#)
John H. Duerden	400,000	400,000
Ronald R. Snyder	317,000	197,000
Daniel Hart	200,000	150,000
John P. McCarvel	—	—
Russell C. Hammer	—	—
Erik Rebich	—	—

        In 2008, we assessed our long-term equity award program and, in late 2008, made certain adjustments to align our long-term equity award program with our Peers. The Compensation Committee believes that the awards made to NEOs in 2008 were made at levels consistent with those of our Peers and the anticipated contribution and responsibility of the NEO in future years. Because the long-term equity awards were made late in 2008, no long-term equity awards were made to NEOs during 2009, except for Messrs. Duerden and Hart, who were given long-term equity awards in conjunction with their initial hiring, and Mr. Snyder, who was given long-term equity awards as a method of retaining Mr. Snyder's services. The Compensation Committee has not yet made any equity awards to NEOs in 2010.

        Options are generally granted with an exercise price equal to the closing price per share on the date of grant and vest pro rata over four years, with the first year vesting on a "cliff" basis followed by monthly vesting for the remaining three years. Stock options only have economic value to the grantee to the extent the market price of the underlying shares on the exercise date exceeds the exercise price. Accordingly, options provide compensation only if the underlying share price increases over the option term and the NEO's employment continues until the vesting date. Restricted stock awards typically vest in three successive equal annual installments of thirty-three percent upon the grantee's completion of each year of continuous employment.

        Other Benefits.    Other benefits are provided to the NEOs in order to achieve a competitive pay package. The Compensation Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading "All Other Compensation," are reasonable, competitive and consistent with our overall executive compensation program. Those benefits consist principally of employer-paid premiums on health insurance, company vehicles and travel costs. In addition, from time to time, our directors and executive officers may use our company-owned aircraft for personal purposes, provided they fully reimburse us for related expenses, including fuel and other variable costs.

        John P. McCarvel Employment Agreement.    Effective March 1, 2010, John P. McCarvel was appointed as our President and Chief Executive Officer. Prior to his appointment as President and Chief Executive Officer, Mr. McCarvel served as Executive Vice President and Chief Operating Officer. We entered into an employment agreement with John McCarvel in February 2009. The employment agreement was intended to provide incentive for Mr. McCarvel to remain with the Company. (See Employment Agreements later in this document for a more robust description of Mr. McCarvel's employment agreement.) Upon his appointment as our President and Chief Executive Officer, Mr. McCarvel's base pay was increased to $800,000, his target bonus was increased to 100% of base salary, and he will be reimbursed for reasonable costs related to his relocation from Singapore to the Niwot, Colorado area.

        John H. Duerden Employment and Severance Agreements.    John H. Duerden served as our President and Chief Executive Officer from March 18, 2009 to March 1, 2010. Concurrent with the appointment, we entered into an employment agreement with Mr. Duerden. On March 31, 2010, we and Mr. Duerden entered into a separation agreement. Both agreements are described in detail in Employment Agreements later in this document.

        Daniel Hart Employment Agreement.    In May 2009, we entered into an employment agreement with Daniel Hart, concurrent with his appointment as our current ExecutiveVice President of Administration and Corporate Development. This agreement is intended to provide Mr. Hart with incentive to remain with the Company.

Deductibility of Executive Compensation

        Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to the company's chief executive officer during a tax year or to any of the company's four other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of the Code for "qualified performance-based" compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based on performance criteria approved by the company's stockholders).

        The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. In certain situations, the Compensation Committee may approve compensation that does not meet the requirements of the Code in order to ensure competitive levels of total compensation for our executive officers. Stock option grants in 2009 were intended to constitute "qualified performance-based compensation" under Section 162(m). The annual performance bonuses, if any, payable in 2010 under our 2008 Cash Incentive Plan also met the requirements for consideration as "qualified performance-based compensation" under Section 162(m).

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with the Company's management. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Ray Croghan (Chairman)
Richard Sharp
W. Stephen Cannon

 Summary Compensation Table

        The following summary compensation table indicates the cash and non-cash compensation of (i) the individuals who served as our Chief Executive Officer during 2009, (ii) our Chief Financial Officer, (iii) the two most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2009, and (iv) our former Vice President, General Counsel and Secretary, who would have been provided pursuant to (iii) above but for the fact that he was not serving as an executive officer at the end of 2009, during our fiscal years ended December 31, 2009, 2008, and 2007. The compensation described in this table does not include benefits that are generally available to all of our salaried employees. All information regarding stock and option awards has been restated, as appropriate, to reflect the 2-for-1 stock split that occurred on June 14, 2007, which was effected as a 100% common stock dividend distributed on that date.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John H. Duerden(5)	2009	$670,191	$338,836	$548,000	$237,440	$—	$434,535	$2,229,002
Former Chief Executive Officer and President
Ronald R. Snyder(6)	2009	500,000	—	236,400	162,526	—	2,138,831	3,037,757
Former Chief Executive Officer	2008	1,000,000	—		2,950,800	—	18,874	3,969,674
and President	2007	800,000	—		3,925,390	3,200,000	19,325	7,944,715
Russell C. Hammer(7)	2009	450,000	135,000	—	—	—	80,739	665,739
Chief Financial Officer, Senior Vice President-Finance and Treasurer	2008	413,221	—	614,880	2,525,188	—	66,386	3,619,675
Daniel Hart(8)	2009	259,119	208,220	598,500	403,680	—	130,565	1,600,084
Executive Vice President of Administration and Corporate Development
John P. McCarvel(9)	2009	595,833	240,000	—	—	—	42,211	878,044
Executive Vice President and	2008	500,000	—	136,800	2,284,672	—	14,230	2,935,702
Chief Operating Officer	2007	400,000	—	—	2,803,850	1,280,000	15,398	4,499,248
Erik Rebich(10)	2009	250,000	—	—	—	—	385,333	635,333
Former Vice President, General	2008	250,000	—	57,000	477,655	—	10,096	794,751
Counsel and Secretary

(1)
Amounts reflect earnings in 2009 which were paid in 2010.

(2)
Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year, valued in accordance with ASC Topic 718. Assumptions used in the calculations of these amounts are included in Footnote 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
Amounts for Mr. Snyder and Mr. McCarvel in 2007 include deferred compensation under the Senior Executive Plan of $1.6 million and $640,000, respectively, and vest over a three year period. Mr. Snyder resigned from his position as President and Chief Executive Officer effective March 2009, and, pursuant to his June 2009 separation agreement, he was paid the vested and unvested portion of his deferred compensation, which totaled $2.1 million and is included in "Other Compensation" in the table above.

(4)
All other compensation represents the following:

•
Incremental healthcare premiums paid by us on behalf of the NEO. We cover 100% of the healthcare premiums for certain executives, a benefit that is not offered to other employees.

  •
  Amounts received by each NEO for shares tendered during our April 2009 Tender Offer, including $20,000 for Mr. McCarvel.

  •
  For Messrs Duerden, Hammer and Hart, $73,248, $58,889 and $22,792, respectively, in company-paid costs for vehicles provided for their personal use, travel costs to and from their respective places of residence, certain living costs such as rent and a gross-up of taxes for these expenses.

  •
  For Messrs. Duerden and Hart, $350,000 and $100,000, respectively, in signing bonuses paid pursuant to their respective employment agreements.

  •
  For Mr. Rebich, the amount stated above includes $375,000 in severance pay related to his December 2009 resignation as our Vice President, General Counsel and Secretary. This amount was paid in 2010.

  •
  For Mr. Snyder, the amount stated above includes $2,100,461 in deferred compensation paid to him pursuant to his separation agreement. This amount was paid in 2010.

  In addition, we own, operate and maintain our own aircraft. From time to time, our directors and executive officers have used the aircraft for personal purposes. These directors and executive officers have fully reimbursed us for expenses related to their personal use of this aircraft during the year ended December 31, 2009, determined based on the cost of fuel and other variable costs associated with the flights under FAR 91-501(d). Accordingly, no amounts related to personal aircraft usage has been reflected in the table above.

(5)
Mr. Duerden was appointed as our President and Chief Executive Officer effective March 16, 2009. Mr. Duerden resigned from his position as President and Chief Executive Officer effective March 1, 2010.

(6)
Mr. Snyder resigned from his position as President and Chief Executive Officer in March 2009. Pursuant to Mr. Snyder's separation agreement, we accelerated the vesting of certain options to purchase our common stock as well as restricted stock awards, as explained further in "Employment Agreements" later in this document.

(7)
Mr. Hammer was appointed as our Chief Financial Officer in January 2008. Accordingly, no compensation information is presented for 2007.

(8)
Mr. Hart was appointed as our Executive Vice President of Administration and Corporate Development in June 2009. Effective January 1, 2010, Mr. Hart was appointed as our Executive Vice President, Chief Legal and Administrative Officer and Secretary.

(9)
Mr. McCarvel was appointed as our President and Chief Executive Officer effective March 1, 2010. During 2009, he served as our Executive Vice President and Chief Operation Officer.

(10)
Mr. Rebich became an executive officer on May 5, 2008. Mr. Rebich resigned from his position as Vice President, General Counsel and Secretary effective December 31, 2009. Concurrent with Mr. Rebich's resignation, we entered into a Confidential Separation Agreement and General Release, under which we paid Mr. Rebich $375,000, which equates to one year's annual salary and target 2009 bonus. No additional bonus amount could be paid related to 2009. In addition, we agreed to accelerate the vesting of 33,334 unvested shares of restricted stock held by Mr. Rebich.

 Grants of Plan-Based Awards Table

        The table below summarizes the plan-based awards granted during the year ended December 31, 2009 to each of the NEOs listed in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Target ($)	Maximum ($)
John H. Duerden	3/16/09	$850,000	$1,700,000
	2/24/09			400,000			$548,000
	2/24/09				400,000	$1.37	$237,440
Ronald R. Snyder(3)	3/16/09	—	—	197,000			$236,400
	1/13/09				317,000	$1.20	$162,526
	1/4/09
Daniel Hart	3/16/09	380,000	760,000
	6/15/09			150,000			$598,500
	6/15/09				200,000	$3.99	$403,680
John P. McCarvel	3/16/09	480,000	960,000
Russell C. Hammer	3/16/09	270,000	540,000
Erik Rebich(3)	3/16/09	—	—

(1)
Awards represent possible payments under our Cash Incentive Plan. Payments are based on specified target levels of diluted earnings per share, as described in the Compensation Discussion and Analysis. The target payments were based on achieving the target level of performance with ranges up to 200% of the NEO's base salary. Actual amounts paid in 2010 related to 2009 performance are reflected in the Summary Compensation Table set forth previously.

(2)
Grant date fair value for stock and option awards was determined pursuant to ASC Topic 178. Assumptions used in the calculations of these amounts are set forth in Footnote 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
Messrs. Snyder and Rebich were no longer employed by us at the end of 2009; therefore, no potential bonus amount could be paid.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

        We have entered into employment agreements with Mr. McCarvel, Mr. Hart, and Mr. Hammer, as set forth below. We have also entered into severance agreements with Mr. Snyder, Mr. Rebich and Mr. Duerden in connection with each such NEO's separation from employment.

        John P. McCarvel.    In February 2009, we entered into an employment agreement with Mr. McCarvel, our current President and Chief Executive Officer and former Chief Operating Officer and Executive Vice President, ("Mr. McCarvel's Agreement") the term of which is two years. Mr. McCarvel's Agreement provides that Mr. McCarvel will receive an annual base salary of $600,000, subject to annual adjustments. He will also be eligible to receive bonuses pursuant to our 2008 Cash Incentive Plan based on performance criteria established by the Compensation Committee. Mr. McCarvel's bonus target will be eighty percent of his base salary. Mr. McCarvel will also be eligible to receive equity awards under our 2007 Equity Incentive Plan. He is also entitled to participate in all employee benefits plans and programs generally available to our executives, including our Senior Executive Plan.

        Mr. McCarvel's Agreement also provides that if Mr. McCarvel is terminated by us involuntarily without cause during the two year term of the employment agreement, he will receive: (a) all base salary that would have been paid to him had he remained employed by us for the remainder of the two year term, (b) the bonus payment that would have been paid to him in accordance with the terms and conditions of the bonus plan for the year in which he was terminated, (c) if the bonus plan payment criteria for Mr. McCarvel were not established for a fiscal year at the time of Mr. McCarvel's termination, the target bonus plan payment set forth in the employment agreement, and (d) immediate vesting of all unvested stock options held by Mr. McCarvel, which will remain exercisable for one year following the termination.

        During the term of Mr. McCarvel's Agreement, he will be restricted from participating in certain competitive businesses. During his employment and for a period of twelve months after the termination of his employment with us, Mr. McCarvel will be restricted from soliciting our customers.

        Upon his appointment as our President and Chief Executive Officer, Mr. McCarvel's base compensation was increased to $800,000, his target bonus was increased to 100% of base salary, and he will be reimbursed for reasonable costs related to his relocation from Singapore to the Niwot area.

        Daniel Hart.    In May 2009, we entered into an employment agreement with Mr. Hart ("Mr. Hart's Agreement"), our current Executive Vice President, Chief Legal and Administrative Officer. Mr. Hart's Agreement provides that Mr. Hart will receive an annual base salary of $475,000, subject to annual adjustments. The Board may reduce Mr. Hart's base salary only if such reduction is a uniformly applied reduction affecting all senior executives and is no greater than 10% of Mr. Hart's base salary. In any case, the Board may not reduce Mr. Hart's base salary by greater than $47,500 in total during his employment with us. Mr. Hart is also eligible for a bonus pursuant to our 2008 Cash Incentive Plan. Mr. Hart's bonus target under the Bonus Plan will be 60% in 2010. For the 2009 fiscal year only, Mr. Hart's Agreement provides that Mr. Hart is entitled to receive a guaranteed bonus of not less than 50% of his 80% bonus target for 2009. Additionally, Mr. Hart received a $100,000 signing bonus. He is also entitled to participate in all employee benefit plans and programs generally available to the Company's executives, including the Company's 2007 Senior Executive Deferred Compensation Plan.

        Effective upon the commencement of Mr. Hart's employment with us, Mr. Hart was granted options to purchase 200,000 shares of our common at the fair market value as of the date of grant, subject to the Company's 2007 Equity Incentive Plan. Any and all stock options granted to Mr. Hart during his employment shall remain exercisable for 10 years after the date of grant, including if Mr. Hart ceases to be employed by us for any reason other than termination for "cause," as defined in Mr. Hart's Agreement. In the event of a "Change of Control," all unvested stock options and unvested restricted stock then held by Mr. Hart, and which are scheduled to vest over the 24 months following such event, shall immediately vest upon the effective date of such Change in Control.

        In addition, effective upon the commencement of Mr. Hart's employment with us, we granted to Mr. Hart 150,000 shares of restricted stock pursuant to the Company's 2007 Equity Incentive Plan and our standard written restricted stock award agreement. We have also agreed to pay for all expenses related to Mr. Hart's commute from Connecticut to our headquarters in Niwot, Colorado until such time as we and Mr. Hart agree upon Mr. Hart's relocation.

        Mr. Hart's Agreement also provides that if Mr. Hart is terminated by the Company involuntarily without cause (as defined in the employment agreement), or if he resigns for good reason (as defined in the Mr. Hart's Agreement), he will receive: (A) a lump sum payment equal to one year of his base salary as of the termination date; (B) a lump sum payment equal to 80% of his base salary in effect as of the termination date, pro-rated to equal the proportion of the year that he was employed by us;

(C) a lump sum payment equal to his annual incentive (bonus) compensation equal to 80% of his base salary as of the termination date, and (D) immediate vesting of any unvested stock options or unvested restricted stock then held by him that would have been vested had he remained employed for 24 months after the termination date.

        Mr. Hart's Agreement requires Mr. Hart to maintain confidential information regarding us and to assign certain inventions and intellectual property to us. During his employment with us and for twelve months after the termination of his employment with us, Mr. Hart will be restricted from participating in certain competitive businesses. During his employment with us and for a period of twelve months after the termination of his employment with us, Mr. Hart will be restricted from soliciting our employees and customers.

        Russell C. Hammer.    In January 2008, we entered into an employment agreement with Mr. Hammer, our current Chief Financial Officer, Senior Vice President—Finance, and Treasurer ("Mr. Hammer's Agreement"). Mr. Hammer's Agreement provides that Mr. Hammer will receive a monthly salary of $31,250, subject to annual adjustments. He will also be eligible to receive bonuses pursuant to our 2008 Cash Incentive Plan based on performance criteria established by the Compensation Committee. Mr. Hammer's bonus target will be sixty percent of his base salary. As of December 31, 2009, Mr. Hammer's base salary was $37,500 per month.

        Pursuant to Mr. Hammer's Agreement, Mr. Hammer will receive reimbursement for relocation and housing expenses when and if he relocates to the Niwot, Colorado area and is entitled to participate in all employee benefit plans and programs generally available to our executives, including our Senior Executive Plan. Mr. Hammer's Agreement also provides that Mr. Hammer will receive a lump sum equal to six months base salary if he is terminated by us involuntarily without cause, as defined in Mr. Hammer's Agreement. During his employment with us and for a period of six months after the termination of his employment, Mr. Hammer will be restricted from participating in certain competitive businesses.

        Pursuant to our 2007 Equity Incentive Plan and the terms of Mr. Hammer's Agreement, we also awarded Mr. Hammer options to purchase 150,000 shares of our common stock at an exercise price of $30.05, the closing price of our common stock on the grant date. Twenty-five percent of the options vest on the first anniversary of the grant date and the remaining options vest in 36 equal monthly installments upon his completion of each additional month of continuous employment with us after the first anniversary of the grant date.

        During Mr. Hammer's employment with us and for a period of six consecutive months from and after the termination of his employment, he will be restricted from participating in any competitive businesses. In addition, during his employment with us and for a period of twelve months after the termination of his employment with us, Mr. Hammer will be restricted from soliciting our employees and customers.

        John Duerden.    On February 24, 2009, John Duerden was appointed as our President and Chief Executive Officer effective March 16, 2009. Upon his initial appointment in February, we entered into an employment agreement with Mr. Duerden ("Mr. Duerden's Employment Agreement"). Mr. Duerden's Employment Agreement provided that Mr. Duerden would receive an annual base salary of $850,000, subject to annual adjustments. Mr. Duerden's bonus target was 100% of his base salary, with a possible payout of up to 200% of his annual base salary pursuant to our 2008 Cash Incentive Plan. Mr. Duerden's Employment Agreement also provided for a $350,000 signing bonus within five business days of commencing his employment with us as well as relocation benefits.

        In connection with the execution of Mr. Duerden's Employment Agreement, Mr. Duerden was granted 400,000 shares of restricted common stock and options to purchase 400,000 shares of our common stock. Pursuant to the terms of the grants, twenty-five percent of the restricted stock and options vested on the first anniversary of the grant date and the remaining options would vest in 36 equal monthly installments upon Mr. Duerden's completion of each additional month of continuous employment with us after the first anniversary of the grant date.

        On March 31, 2010, we and Mr. Duerden entered into a separation agreement ("Mr. Duerden's Separation Agreement"). Mr. Duerden's Separation Agreement provides that we will (i) pay Mr. Duerden lump sum payments totaling approximately $1.77 million on our first regular payroll date after September 1, 2010; (ii) accelerate the vesting of 100,000 unvested options to purchase our common stock and 100,000 unvested restricted shares of our common stock previously granted to Mr. Duerden, which would have vested if Mr. Duerden had remained employed by us for one year following his retirement date; and (iii) pay the employer portion of Mr. Duerden's health insurance until the earlier of February 28, 2011 or until Mr. Duerden is no longer eligible for COBRA continuation. Mr. Duerden may exercise any of the vested options within three months after March 1, 2010.

        The payments pursuant to Mr. Duerden's Separation Agreement are conditioned upon Mr. Duerden's compliance with the noncompetition, nonsolicitation, confidentiality, invention assignment and certain other covenants in the employment agreement between us and Mr. Duerden dated February 24, 2009. Mr. Duerden also agreed to release us from all claims relating to Mr. Duerden's service to us through the date of the separation agreement.

        Ronald R. Snyder.    Effective June 30, 2009, Mr. Snyder resigned as a member of our Board of Directors. Mr. Snyder had previously resigned as President and Chief Executive Officer of the Company effective March 16, 2009, and had remained as a Director and an employee of the Company to assist with the transition to the Company's new Chief Executive Officer. Pursuant to Mr. Snyder's resignation from the Board of Directors, we also entered into a separation agreement with Mr. Snyder dated June 30, 2009. The separation agreement provided:

  1.
  Accelerated vesting of 321,195 options to purchase our common stock, as specified in the agreement. Stock options subject to acceleration may be exercised by Mr. Snyder until the original expiration date of such options.

  2.
  Accelerated vesting of 114,917 restricted stock awards.

  3.
  Accelerated vesting of all unvested deferred bonus amounts, totaling $0.9 million, under our Amended and Restated 2007 Senior Executive Deferred Compensation Plan (the "2007 Plan"). Payments under the 2007 Plan shall be made at the time and in the form provided for in Mr. Snyder's deferral agreement under the 2007 Plan.

  4.
  Cancellation, pursuant to their terms, of 282,293 options to purchase our common stock with exercise prices greater than $10.50.

        Additionally, under the terms of the separation agreement, until December 31, 2010, Mr. Snyder is restricted from participating in certain competitive businesses and from soliciting our employees and customers, either directly or indirectly. The separation agreement also requires that Mr. Snyder forever keep confidential all Confidential Information, as defined in the separation agreement, and prohibits Mr. Snyder from disparaging us. Mr. Snyder also agreed to release us from all claims he may have against us.

        Erik Rebich.    On December 31, 2009, Erik Rebich resigned as our Vice President, General Counsel and Secretary. In connection with Mr. Rebich's resignation, we and Mr. Rebich entered into a Confidential Separation Agreement and General Release dated December 31, 2009 ("Mr. Rebich's Separation Agreement"). Pursuant to Mr. Rebich's Separation Agreement, we will pay Mr. Rebich $375,000, which equates to one year's annual salary and target 2009 bonus. In addition, we agreed to accelerate the vesting of 33,334 unvested shares of restricted stock held by Mr. Rebich. Mr. Rebich will also be entitled to participate in certain health insurance programs applicable to officers who retire from the Company. Mr. Rebich's Separation Agreement provides for a general release and waiver of all claims held by Mr. Rebich relating to us and an agreement by Mr. Rebich to treat certain information regarding us as confidential. Mr. Rebich has also agreed to serve as a consultant to us to provide transition assistance through December 31, 2010, unless the consulting relationship is terminated by us prior thereto. Mr. Rebich's stock options will continue to vest during this consulting relationship.

2009 Awards

        On January 13, 2009, the Compensation Committee granted 317,000 stock option awards and 197,000 restricted stock awards to Mr. Snyder as a method of retaining Mr. Snyder's services. Mr. Snyder's stock option awards vest one-fourth after the first anniversary of the grant date with the remainder vesting in 36 equal and successive monthly installments after the applicable initial vesting date. Mr. Snyder's restricted stock awards were originally subject to the following vesting schedule: thirty-three percent on each of the first, second and third anniversary dates of the grant date. These stock options and restricted stock awards were subject to accelerated vesting pursuant to Mr. Snyder's separation agreement, effective June 30, 2009.

        The Compensation Committee granted 400,000 stock option awards and 400,000 restricted stock awards to Mr. Duerden on February 24, 2009 in connection with his appointment as our President and Chief Executive Officer. Mr. Duerden's stock option and restricted stock awards were originally subject to the following vesting schedule: one-fourth after the first anniversary of the grant date with the remainder vesting in 36 equal and successive monthly installments after the applicable initial vesting date. Pursuant to Mr. Duerden's separation agreement, we accelerated the vesting of 100,000 of these stock option awards and 100,000 of these restricted stock awards.

        In addition, the Compensation Committee granted 200,000 stock option awards and 150,000 restricted stock awards to Mr. Hart on June 15, 2009 in connection with his appointment as our Executive Vice President of Administration and Corporate Development. Mr. Hart's stock option awards vest one-fourth after the first anniversary of the grant date with the remainder vesting in 36 equal and successive monthly installments after the applicable initial vesting date. Mr. Hart's restricted stock awards vest thirty-three percent on each of the first, second and third anniversary dates of the grant date.

        No other restricted stock or stock options were awarded to NEOs in the year ended December 31, 2009.

Salary and Bonus in Proportion to Total Compensation

        As noted in "Compensation Discussion and Analysis" above, we believe that a substantial portion of each NEO's compensation should be in the form of equity awards. Our Compensation Committee believes that our current program substantially aligns the compensation of our NEOs with the compensation of executive officers of our Peers, while also permitting our Compensation Committee to provide incentives to the NEOs to pursue performance that increases stockholder value. Please see "Compensation Discussion and Analysis" for a description of the objectives of our compensation program and overall compensation philosophy.

        The table below summarizes the unexercised options and unvested stock awards as of December 31, 2009 for each of the NEOs listed in the Summary Compensation Table. The information below accounts for the 2-for-1 stock split that occurred on June 14, 2007, which was effected as a 100% common stock dividend on that date.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John H. Duerden	—		400,000	(2)	$1.37	2/24/2019	400,000	(2)	$2,300,000
Ronald R. Snyder	428,699	(3)	—		$10.50	2/7/2016	—		—
	317,000	(3)	—		$1.20	1/13/2019
Daniel Hart	—		200,000	(4)	$3.99	6/15/2019	150,000	(10)	$862,500
John P. McCarvel	38,729		104,271	(7)	$1.14	11/17/2018	80,000	(11)	$460,000
	117,585		2,501	(6)	$10.50	2/7/2016
Russell C. Hammer	23,021		61,979	(7)	$1.14	11/17/2018	33,334	(11)	$191,671
	37,500		62,500	(9)	$10.03	6/2/2018	44,667	(11)	$256,835
Erik Rebich	18,958	(8)	51,042	(7)	$1.14	11/17/2018	—(12)		—
	19,166	(8)	10,832	(5)	$22.92	1/9/2017
	16,790	(8)	730	(6)	$10.50	2/7/2016
	29,124	(8)	—		$0.85	1/1/2015

(1)
Options granted from inception through September 20, 2006 are exercisable immediately on the grant date. In order to preserve the vesting provisions of the options, the shares of our common stock underlying options that are exercised early are subject to a repurchase right by us at the lower of exercise price or fair market value of the underlying stock at the date of repurchase.

(2)
Twenty-five percent of the stock awards vested on February 24, 2010. Thereafter, the awards vest in 36 successive equal monthly installments upon the grantee's completion of each additional month of continuous employment. Pursuant to Mr. Duerden's separation agreement, we accelerated the vesting of 100,000 of these stock option awards and 100,000 of these restricted stock awards.

(3)
Vesting with respect to 321,195 option shares was accelerated pursuant to Mr. Snyder's separation agreement.

(4)
Twenty-five percent of the options will vest on June 15, 2010. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(5)
Twenty-five percent of the options vested on January 9, 2008. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(6)
Twenty-five percent of the options vested on February 7, 2007. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(7)
Twenty-five percent of the options vested on November 17, 2009. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(8)
Mr. Rebich resigned from his position as Vice President, General Counsel and Secretary effective December 31, 2009. Mr. Rebich agreed to serve as a consultant to us to provide transition assistance through December 31, 2010, unless the consulting relationship is terminated by us prior thereto. His stock options will continue to vest pursuant to their original terms through the end of his consulting agreement.

(9)
Twenty-five percent of the options vested on June 2, 2009. Thereafter, the options vest in 36 successive equal monthly installments upon the optionee's completion of each additional month of continuous employment.

(10)
Thirty-three percent of the stock award will vest on June 15, 2010. Thereafter, the awards vest in two successive equal annual installments of thirty-three percent upon the grantee's completion of each additional year of continuous employment.

(11)
Thirty-three percent of the stock award will vest on November 17, 2009. Thereafter, the awards vest in two successive equal annual installments of thirty-three percent upon the grantee's completion of each additional year of continuous employment.

(12)
Mr. Rebich resigned from his position as Vice President, General Counsel and Secretary effective December 31, 2009. Pursuant to Mr. Rebich's Separation Agreement, we agreed to accelerate the vesting of 33,334 unvested shares of restricted stock held by Mr. Rebich effective December 31, 2009.

Option Exercises and Stock Vested Table

        The table below summarizes the options exercised and stock awards vested during the year ended December 31, 2009 for each of the NEOs listed in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John H. Duerden	—	—	—		—
Ronald R. Snyder	116,810	$147,181	197,000	(1)	$563,912
Daniel Hart	—	—	—		—
John P. McCarvel	—	—	40,000		230,800
Russell C. Hammer	—	—	38,999		172,026
Erik Rebich	—	—	50,000	(2)	287,833

(1)
Includes 114,917 shares of restricted stock subject to accelerated vesting pursuant to Mr. Snyder's separation agreement.

(2)
Includes 33,334 shares of restricted stock subject to accelerated vesting pursuant to Mr. Rebich's separation agreement.

Nonqualified Deferred Compensation

        The table below summarizes the non-equity incentive compensation that was deferred relating to the year ended December 31, 2009 for each of the NEOs listed in the Summary Compensation Table.

Name	Executive Contributions in Last Fiscal Year(1) $	Crocs, Inc. Contributions in Last Fiscal Year $	Aggregate Earnings in Last Fiscal Year(3) $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last Fiscal Year End $
John H. Duerden	—	—	$—	$—	$—
Ronald R. Snyder(2)	—	—	466,312	—	2,072,029
Daniel Hart	—	—	—	—	—
John P. McCarvel	—	—	8,080	—	651,747
Russell C. Hammer	—	—	—	—	—
Erik Rebich	—	—	—	—	—

(1)
Under our Senior Executive Plan, participants have the option to defer any bonus amount exceeding 200% of the participant's target bonus. The deferred amount will vest ratably on a quarterly basis over a three year period, with a pro rata amount vesting on each calendar quarter. Any unvested balance will vest immediately upon the death or disability of the participant or upon a Change in Control, as defined in the plan. The total amounts shown above for Messrs. Snyder and McCarvel are included in the Non Equity Incentive Compensation Plan column of the Summary Compensation Table in 2007.

(2)
Mr. Snyder resigned from his position as President and Chief Executive Officer effective March 2009 and was paid out the entire balance of his deferred compensation pursuant to the terms of his severance agreement in January 2010, as described previously in Employment Agreements.

(3)
Each participant in the Senior Executive Plan may choose, at his or her discretion, a portfolio of investments in which their contributions may be hypothetically invested. We are not obligated to actually invest the participant's contributions into these accounts; however, upon the participant's withdrawl, we are obligated to pay the amount, inclusive of earnings, interest, and capital gains, that the participant's contributions would have earned had we actually invested the money as the participant directed. Earnings on each individual's contribution varies widely depending on the portfolio of investments the participant chooses. We received investment direction from Mr. Snyder and Mr. McCarvel and the aggregate earnings from those hypothetical investments are reflected in the table above.

Potential Payments on Terminations or Change in Control

        Certain of our NEOs have employment agreements with us that provide for special guaranteed payments upon a change in control or involuntarily termination for other than "cause" (as described in each respective NEO's employment agreement, summarized previously). Likewise, all stock option and restricted stock awards made under the 2005 Equity Incentive Plan have an acceleration clause that provides that all unvested outstanding equity awards will immediately vest in the event of a change in control (the 2007 equity incentive plan does not have any acceleration provisions). A summary of the potential payments that each of our NEOs would have received upon involuntary termination for other than "cause" and upon a termination related to change in control, assuming that each triggering event occurred on December 31, 2009, follows:

		Involuntary Termination for Other Than Cause				Change in Control
	Severance	Bonus	Perquisites	Stock Options and Awards Unvested and Accelerated(1)	Total	Stock Options and Awards Unvested and Accelerated(1)
John H. Duerden(2)	$850,000	$850,000	$14,257	$1,013,000	$2,727,257	$—
Ron Snyder(3)	—	—	—	—	—	—
Daniel Hart	855,000	285,000	—	751,000	1,891,000	—
John P. McCarvel	650,000	720,000	—	659,230	2,029,230	659,230
Russell C. Hammer	225,000	—	—	—	—	—
Erik Rebich(4)	—	—	—	—	—	—

(1)
All stock options and restricted stock granted under the 2005 Equity Incentive Plan vests on a change in control pursuant to individual option or restricted stock award agreements. In addition, Mr. McCarvel's employment agreement provides for an acceleration of vesting for all unvested stock options as of the date of termination, inclusive of options granted under our 2007 Equity Incentive Plan, for involuntary termination for other than cause. The calculation of the amount shown herein is based on the number of unvested shares at December 31, 2009 multiplied by the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2009, less the exercise price for such stock options. Where the aggregate exercise price of the option was more than the market value of the underlying stock, those amounts have been excluded from the calculation of the net benefit shown above.

(2)
Mr. Duerden resigned from his position as President and Chief Executive Officer effective March 1, 2010. Amounts reflected in the table above represent potential contractual amounts under Mr. Duerden's Employment Agreement. Upon a change in control, Mr. Duerden's Employment Agreement provided for an additional $14,257 in perquisites, representing health insurance continuation for an additional 12 months in addition to the 12 months provided should Mr. Duerden be involuntarily terminated without cause. Pursuant to Mr. Duerden's separation agreement dated March 31, 2010, we agreed to pay Mr. Duerden $1.77 million in cash and accelerated the vesting of 100,000 shares of restricted stock and 100,000 stock options awarded to Mr. Duerden in 2009. For a description of the agreement, refer to "Employment Agreements" presented previously in this document.

(3)
Mr. Snyder resigned from his position as our President and Chief Executive Officer effective March 16, 2009 and as a director effective June 30, 2009. Pursuant to his separation agreement, dated June 30, 2009, we accelerated the vesting of 321,195 stock options and 114,917 shares of restricted stock held by Mr. Snyder. We also accelerated the vesting of $0.9 million of Mr. Snyder's deferred bonus amounts under the 2007 Plan. See "Employment Agreements" above for a summary of Mr. Snyder's separation agreement.

(4)
Mr. Rebich resigned from his position as our Vice President, General Counsel and Secretary effective December 31, 2009. Pursuant to his separation agreement, dated December 31, 2009, we paid Mr. Rebich severance in the aggregate amount of $375,000, which included Mr. Rebich's target bonus amount of $125,000 for 2009. See "Employment Agreements" above for a summary of Mr. Rebich's separation agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

        None.

Policy on Transactions with Related Persons

        Our Business Code of Conduct and Ethics requires that any transaction involving us in which one of our directors, nominees for director, executive officers, or greater than five percent stockholders, or one of the aforementioned's immediate family members (each, a "related person"), have a material interest be approved or ratified by the Audit Committee if the amount involved, when aggregated with the amount of all other transactions between the related person and us, exceeds $100,000 in a fiscal year. The full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board's annual director independence review, and our Business Code of Conduct and Ethics permits the full Board to waive any conflicts of interest between us and any director or officer. In determining whether to approve or ratify any such transaction, the Audit Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to us than those involving unrelated parties.

        All transactions disclosed above were reviewed and approved in accordance with this policy.

Director and Officer Indemnification

        We have entered into agreements to indemnify certain directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2009, except for one Form 4 for Ronald R. Snyder, our former chief executive officer, relating to the exercise of stock options.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with the Company's management and Deloitte & Touche LLP, the Company's independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, Communication With Those Charged With Governance, and PCAOB AU Section 380, Communications with Audit Committees, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Deloitte & Touche LLP their independence.

        Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

The Audit Committee:

Thomas J. Smach (Chairman)
Peter A. Jacobi
Ronald L. Frasch

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte & Touche LLP has served as our independent public accounting firm since 2005. We are not required to submit this appointment to the stockholders for approval, but the Board believes it is desirable as a matter of policy. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make any statements if he or she so desires and to respond to appropriate stockholder questions.

        If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.

PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES

        The following table sets forth the aggregate fees we paid to Deloitte & Touche LLP, our independent registered public accounting firm, and other member firms of Deloitte Touche Tohmatsu and their respective affiliates, which we refer to collectively as Deloitte entities, for professional services provided during 2008 and 2009 and billed through the date of this filing. The Audit Committee is required to pre-approve all non-audit services provided by Deloitte & Touche LLP. All fees paid to the Deloitte entities were pre-approved by the Audit Committee, which concluded that the provision of such services by the Deloitte entities was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

	2009	2008
Audit fees(1)	$1,648,901	$2,276,922
Audit-related fees	—	—
Tax fees(2)	518,413	504,534
All other fees	—	—

Total fees	$2,167,314	$2,781,456

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal controls over financial reporting, both of which are included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation, such as: (i) comfort letters, consents and other audit services related to SEC and other regulatory filings; (ii) accounting consultation related to the audit. Audit fees consisted of audit work performed and billed through the date of this filing; and (iii) statutory audit requirements in foreign countries.

(2)
Tax fees include professional services rendered in connection with tax compliance, tax advice, tax consulting and tax planning.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2011 ANNUAL MEETING

        Any proposal of a stockholder intended to be included in our proxy statement for the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the SEC's rules, must be received by us no later than January 12, 2011, unless the date of our 2011 annual meeting is more than 30 days before or after June 29, 2011, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Crocs, Inc., 6328 Monarch Park Place, Niwot, Colorado 80503.

        In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2011 annual meeting, we must receive timely notice of the nomination or business in writing by the close of business not later than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the date on which notice of the date of the annual meeting was made public.

OTHER MATTERS

        We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of the our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
6328 MONARCH PARK PLACE NIWOT, CO 80503
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Crocs, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Crocs, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CROCS1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CROCS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. Vote on Directors		ForAll ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS Nominees:
01) Raymond D. Croghan
02) Peter Jacobi
03) Richard L. Sharp

Vote on Proposal				For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010.			☐	☐	☐
3.	Such other business as may properly come before the meeting or any postponement or adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN ☐BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CROCS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

June 29, 2010

The undersigned hereby appoints John McCarvel and Russell C. Hammer, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Crocs, Inc. (the "Company"), to be held at the Company's headquarters at 6328 Monarch Park Place, Niwot, Colorado, on June 29, 2010 at 9:00 a.m., Mountain Time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

QuickLinks

PROXY STATEMENT
GENERAL INFORMATION REGARDING ANNUAL MEETING
  Record Date
  Quorum Requirements
  Vote Requirements
  Your Proxy
  Revocation
  Attending the Annual Meeting
  Cost of Proxy Solicitation
  PROPOSAL 1—ELECTION OF DIRECTORS
  Class II Director Nominees
  Information About Continuing Directors
EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
  Board Composition
  Board Leadership
  Risk Oversight
  Board Committees
  Code of Business Conduct and Ethics and Committee Charters
  Compensation of Directors
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
  Executive Compensation Objectives and Principles
  Elements of Compensation
  Deductibility of Executive Compensation
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Grants of Plan-Based Awards Table
  Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Outstanding Equity Awards at Fiscal Year End Table
Option Exercises and Stock Vested Table
Nonqualified Deferred Compensation
Potential Payments on Terminations or Change in Control
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
  Related Party Transactions
  Policy on Transactions with Related Persons
  Director and Officer Indemnification
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
  PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2011 ANNUAL MEETING
OTHER MATTERS